Exhibit 99.1

Rex Energy Corporation Announces Pricing of Public Offering of Common Stock

STATE COLLEGE, PA. – (GLOBE NEWSWIRE)—January 15, 2010—Rex Energy Corporation (NASDAQ: REXX) (“Rex Energy”) announced today that it had priced an underwritten public offering of 6.0 million shares of common stock at a public offering price of $12.25 per share. The offering is expected to close on January 21, 2010. Rex Energy has granted the underwriters a 30-day option to purchase up to 900,000 additional shares to satisfy any over-allotments.

The net proceeds to Rex Energy from the offering will be approximately $69.7 million, after deducting underwriting discounts, commissions and estimated offering expenses. Rex Energy intends to use the net proceeds of the offering to fund a portion of its capital expenditure program for 2010 and for other general corporate purposes. Pending these uses, Rex Energy intends to use a portion of the net proceeds to fully repay outstanding borrowings under its senior credit facility, which as of December 31, 2009 totaled $23.0 million, and invest the remainder in short-term, investment grade, interest-bearing securities. Rex Energy will then from time to time reborrow amounts under its senior credit facility as capital expenditures exceed its overnight investments and cash flow from operations in periods subsequent to the offering.

KeyBanc Capital Markets is acting as sole book running manager for the offering with RBC Capital Markets acting as co-lead manager and Capital One Southcoast, Johnson Rice & Company, Pritchard Capital Partners and Rodman & Renshaw acting as co-managers.

The offering is being made pursuant to an effective shelf registration statement that Rex Energy previously filed with the Securities and Exchange Commission (the “SEC”). A final prospectus supplement relating to the offering will be filed with the SEC. Before you invest, you should read the prospectus in that registration statement and related prospectus supplements and other documents that Rex Energy has filed or will file with the SEC for more complete information about Rex Energy and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http.//www.sec.gov. Alternatively, you may obtain these documents by contacting KeyBanc Capital Markets Inc.; Prospectus Delivery Department; Attn: Michelle Visgak; 127 Public Square, 6th Floor; Cleveland, Ohio 44114; telephone: (216) 689-0421.

This press release does not constitute an offer to sell or the solicitation of an offer to buy common stock of Rex Energy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus and related prospectus supplement.

About Rex Energy Corporation

Rex Energy is an independent oil and gas company operating in the Illinois Basin and the Appalachian Basin of the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

Forward-Looking Statements

Except for historical information, statements made in this release about the proposed offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, adverse economic conditions in the United States and globally; the difficult and adverse conditions in the domestic and global capital and credit markets; domestic and global demand for oil and natural gas; sustained or further declines in the prices the company receives for oil and natural gas; the effects of government regulation, permitting and other legal requirements; the quality of the company’s properties with regard to, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of the company’s oil and natural gas reserves; the company’s ability to increase production and oil and natural gas income through exploration and development; the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in the company’s drilling plans and related budgets; the adequacy of capital resources and liquidity including, but not limited to, access to additional borrowing capacity; and uncertainties associated with the company’s legal proceedings and their outcome. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For more information, contact:

Julia Williams

Manager, Investor Relations

(814) 278-7130

jwilliams@rexenergycorp.com